Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
3545 Factoria Blvd. SE
Sterling Plaza 2, 3rd Floor
Bellevue, Washington 98006

CONTACTS:
	Daniel R. Wall	David A. Hackett	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3455	(206) 674-3400	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS ANNOUNCES SEMI-ANNUAL CASH DIVIDEND OF $0.81

BELLEVUE, WASHINGTON - November 3, 2026, Expeditors International of Washington, Inc. (NYSE:EXPD) today announced that on November 2, 2026 its Board of Directors declared a semi-annual cash dividend of $0.81 per share, payable on December 15, 2026 to shareholders of record as of December 1, 2026.

“Including this dividend, we will have returned more than $1 billion to shareholders through dividends and share repurchases in 2026, as we continue to demonstrate our commitment to returning excess cash to our shareholders," commented David A. Hackett, Senior Vice President and Chief Financial Officer.

About Expeditors International of Washington, Inc:

Expeditors International of Washington, Inc. (NYSE: EXPD) is a leading S&P 500 global logistics company headquartered in Bellevue, Washington. Through a worldwide network of knowledgeable professionals across six continents and a globally connected technology platform, Expeditors tailors solutions to manage increasingly complex supply chains and international trade requirements. The asset-light company offers air, customs, ocean, order management, road, warehousing and distribution, and cargo insurance services to key industries worldwide. Guided by a culture of exceptional customer service, Expeditors aspires to be the most trusted and valued logistics company in the world. For more information, visit expeditors.com.